UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 30, 2008 (October 24, 2008)

GAMESTOP CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32637	20-2733559
(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, Texas	76051
(Address of Principal Executive Offices)	(Zip Code)

(817) 424-2000
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2008 (the “Effective Date”), GameStop Corp. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Tony Bartel, in connection with his continued employment as Executive Vice President – Merchandising and Marketing of the Company.

The employment term of the Employment Agreement commences on the Effective Date and continues for a period of three years thereafter, with automatic annual renewals thereafter unless either party gives notice of non-renewal at least six months prior to automatic renewal. Mr. Bartel’s minimum annual salary during the term of his employment under the Employment Agreement shall be no less than $400,000.

The Employment Agreement also provides for annual bonus compensation for each year commencing with the fiscal year ending on January 31, 2009, based on the formula and targets established under and in accordance with the Company’s Supplemental Compensation Plan.

The Employment Agreement includes a severance arrangement which provides Mr. Bartel with his base salary and average bonus through the remaining term of the Employment Agreement, with a minimum of his base salary and average bonus for one year, if his employment is terminated by the Company without Cause (as defined) or by him for Good Reason (as defined).

The above summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is included as Exhibit 10.1 of this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Executive Employment Agreement, dated as of October 24, 2008, between GameStop Corp. and Tony Bartel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.

Date: October 30, 2008	By:	/s/ David W. Carlson
David W. Carlson
Executive Vice-President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Executive Employment Agreement, dated as of October 24, 2008, between GameStop Corp. and Tony Bartel.